Exhibit 10.15

Ronald E. Logue Chairman and Chief Executive Officer One Lincoln Street PO Box 5225 Boston, MA 02206-5225
Telephone: Facsimile:	617 664 1600 617 664 1618
relogue@statestreet.com

November 11, 2005

Jeffrey N. Carp

8 Rowan Field Road

Wayland, MA 01778

Dear Jeffrey:

On behalf of State Street, I am pleased to provide you with an offer of employment, subject to satisfactory completion of references and legally required background investigation. Your position will be Chief Legal Officer, your title will be Executive Vice President and you will report directly to me. The terms of your employment will be as stated on the enclosed term sheet.

I anticipate a start date of January 3, 2006.

All who have met you are excited about you joining our team. We all feel you will bring expertise and leadership to a critical function. We also feel you will be a significant contributor to our senior policy making group, the Operating Group.

I very much look forward to working with you and benefiting from your advice and counsel.

Best regards,

Terms of Hire

1. Title	Executive Vice President (Subject to approval of the Board of Directors of the Company (the “Board))	Chief Legal Officer (16b reporting position, also responsible for compliance and risk) reporting to Chairman & CEO; member of the Operating Group

2. Base Salary	Annual rate of $500,000	Paid bi-weekly or in accordance with Company’s general practice.

3. Annual Bonus

a. 2006 Bonus	Guaranteed: $1,000,000 cash plus $500,000 in Deferred Stock Awards (“DSA’s”)	Cash and DSA’s awarded in 3/2007. DSA’s issued pursuant to the 1997 Equity Incentive Plan (“EIP”) and subject to vesting in two equal annual installments following the grant date

b. 2007 & Thereafter	Target bonus set annually by Executive Compensation Committee of the Board (“ECC”).	Anticipated to be in same range as 2006 subject to expected level of individual performance. Funded based on achievement of specific Company performance targets established by the ECC under provisions of the State Street Corp. Senior Executive Annual Incentive Plan for the applicable plan year.

4. Long-Term Awards

a. 2006 Option/SAR Grant - March, 2006	Award value of $1,000,000.	Issued in March 2006 under the provisions of the EIP. Award value converted to a specific number of options using Black-Scholes approach. Strike price to be market price of date of grant. Options have a ten year term and become exercisable in four annual installments starting on the first anniversary of the date of grant.

b. 2006 Performance Award- March, 2006	Award value of $1,500,000	Issued in March 2006 under provisions of the EIP with respect to the performance period commencing January 1, 2006. Award subject to achievement of performance targets, set by the ECC.

c. 2007 & thereafter		Anticipated to be in same range as 2006 subject to expected level of individual performance.

Terms of Hire

5. Sign-on Bonus	$1,600,000 cash	In replacement of forfeited 2005 expected bonus from current employer; payable not later than 3/15/06. If any payments are made by current employer, the sign-on bonus will be proportionality reduced, or repaid, as the case may be.

6. Severance	Executive Severance Plan	In case of termination by the company without cause during the initial 2 years of employment, a special severance benefit of $1,600,000 will be paid over 104 weeks (without mitigation on account of subsequent employment) subject to restrictions on competition and a covenant not to solicit as limited by Section 14 below. This payment will be in lieu of all other severance entitlements. After two years, this commitment shall expire and the Company’s standard severance policies shall apply to any employment termination.

7. Sign-on Equity Award

a. Options b. DSA’s	Award value of $1,250,000 Award value of $250,000	Award of Options and DSA’s to be made at the first meeting of the ECC following start date under the terms of the EIP and subject to vesting in equal installments on each of the 1st, 2nd, 3rd and 4th anniversary of April 1, 2006. In case of termination by the Company without cause, vesting to be accelerated. Option Award value to be converted to a specific number of options using Black-Scholes approach. Strike price equal to market value on grant date. Award is in addition to other awards and in replacement for awards forfeited by current employer; If any portion of the current employer’s awards are delivered, the replacement awards will be reduced on a proportional basis by the value of the retained awards using the grant date of the replacement awards as the date for the calculation of all values.

Terms of Hire

8. Retirement Benefits	Supplemental Defined Benefit Pension Plan	In case of termination of your employment by the Company without cause prior to the date on which you first qualify for a vested benefit under the Plan (i.e. pursuant to the Rule of 60), then you will be entitled to a payment from the Company equal to a single life annuity benefit payable at age 65 calculated by using (x) 2 1/2% of your Final Average Earnings (as defined in the Plan) if such termination occurs prior to the one year anniversary of your start date, (y) 5% of your Final Average Earnings if such termination occurs after the one year anniversary of your start date and prior to the date on which you first qualify for a vested benefit under the Plan and (z) if such termination occurs following a Change of Control, as defined in the applicable Change of Control Agreement, you will receive, pursuant to the Change of Control Agreement and in lieu of x or y above, 2 1/2% per year of your Final Average Earnings for each full year of your employment plus 3 additional years of age and service credit.

Such payment will be made in a lump sum upon termination, discounted to the date of payment using deferred annuity actuarial factors applicable to the Plan at that date.

After you first qualify for a vested benefit under the Plan, this commitment shall expire and the Company’s standard vesting policies respecting the Plan shall apply to any employment termination. In the event that your employment terminates for any reason, other than for Cause, after satisfying the age and service requirements of Section 3.3 of the Plan, you will vest in your accrued benefit which will be calculated and paid under the provisions of the Plan. In any case there shall be no reduction in benefits for retirement income from employers other than the Company or from self funded plans.

9. Change of Control Arrangements	Standard agreement for Executive Vice Presidents.	If a change of control occurs in 2006, your Recent Annual Bonus Percentage (as defined in the Plan) shall be 300%.

Terms of Hire

10. Other Benefits	Including: Executive Financial Planning, Executive Physical, Health, 401(k), etc.	As enjoyed by others at similar level within the Company.

11. Continued Employment	At will	All Compensation and awards are conditioned on continued employment through the required payment dates except as expressly provided and upon compliance with all applicable company rules and policies and conditions set forth in applicable plans.

12. Taxes	Payments subject to taxes	All Compensation and awards are subject to any applicable taxes, withholdings and deductions.

13. 409A	Only if applicable	Payments due upon separation will be paid six months after separation or as required to avoid excise or extraordinary tax. All other payments and awards will be timed to comply with section 409A.

14. Non Competition		Notwithstanding anything to the contrary in applicable plans or agreements, any non competition covenants shall be limited to employment with the following companies, (and their respective parents, subsidiaries and affiliates) Bank of New York, Deutsche Bank JP Chase, Melon, Northern Trust, IBT, Bank of America, and Marsh McLennan. In the event of a termination of employment following a change in control, covered by the Company’s Change of Control Agreement referred to in Section 9 above, the sole non competition and non solicitation restrictions shall be those set forth in that Agreement.

Accepted:

/s/ Jeffrey N. Carp
Jeffrey N. Carp

Global Human Resources
1 Lincoln Street Boston, MA 02111

October 31, 2008

Jeffrey N. Carp

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

Dear Jeff:

As requested, I am writing to acknowledge certain terms and conditions of your employment with State Street Corporation and its affiliates (the “Company”).

In accordance with your terms of hire, dated November 11, 2005, any non-competition covenants in any employee plans, arrangements and agreements maintained by the Company, including, without limitation, the State Street Executive Supplemental Retirement Plan (the “ESRP”), will be limited to employment with any of the following companies (and their respective parents, subsidiaries, and affiliates), notwithstanding anything to the contrary in such employee plans, arrangements and agreements: The Bank of New York Mellon Corporation, Deutsche Bank AG, JP Morgan Chase & Co., Northern Trust Corporation, Bank of America Corporation and Marsh & McLennan Companies. Your current Employment Agreement and all non-compete provisions shall cease and have no further force and effect upon a change of control.

In the event of a change of control, you are entitled to continued employment with the Company for a period of two years. During this period, your position, authority, duties, and responsibilities will remain the same in all material respects, as will your compensation and benefits. These rights are detailed in your change of control agreement and are subject to the terms of that agreement. With regard to the ESRP, you will continue to accrue a supplemental defined benefit under the ESRP while you are employed by the Company in an amount equal to 2.5% of your Final Average Earnings (as defined in the ESRP) for each year of completed service through December 31, 2013 (your “Freeze Date”). Your supplemental defined benefit is subject to an overall cap equal to 20% of Final Average Earnings (as defined in the ESRP). However, the dollar amount or your benefit is subject to an annual cost of living adjustment for each year of employment following the Freeze Date through December 31, 2017. In addition, you will be entitled to an annual defined contribution credit of $200,000 and an annual deferred share award of $200,000 beginning on January 1, 2014, so long as you remain employed by the Company and the ESRP remains in effect. The Company retains the right to

Jeffrey N. Carp

October 31, 2008

amend or terminate the ESRP at any time; however, such action may not adversely affect your accrued benefit under the plan or our obligation to you under this letter.

The severance payment under your change of control agreement relating to three years’ continued participation in the ESRP (the “ESRP severance payment”) is in addition to the benefit that will be payable to you under the ESRP in connection with your termination of employment. As presented to the Executive Compensation Committee on September 18, 2007, and as set forth in your change of control agreement, if a change of control of the Company occurs on or prior to your Freeze Date, your ESRP severance payment will be calculated on the basis of your final average pay formula under ESRP without regard to the maximum benefit limit under the ESRP of 20% of your Final Average Earnings. If a change of control of the Company occurs after December 31, 2013, your ESRP severance payment will be calculated on the basis of your defined contribution formula under the ESRP. An illustration of how these provisions will operate is attached.

For purposes of the ESRP, your Participant Earnings for the Plan Year (as defined under the ESRP) that commenced on January 1, 2006, were $3,083,000. This amount represents the minimum Final Average Earnings for purposes of determining your supplement defined benefit under the ESRP.

Please indicate your assent to the foregoing by executing where indicated below and returning the document to me.

Very truly yours,

/s/ David O’Leary
David O’Leary
Executive Vice President
Global Human Resources

ACCEPTED AND AGREED:

/s/ Jeffrey N. Carp	10/31/08
Jeffrey N. Carp	Date